Exhibit 99.2

LINDBLAD EXPEDITIONS HOLDINGS, INC. SIGNS AGREEMENT WITH

ULSTEIN VERFT FOR BUILDING OF SECOND NEW POLAR VESSEL

NEW YORK, NY, February 28, 2019 --- Lindblad Expeditions Holdings Inc. (NASDAQ: LIND; “Lindblad,” the “Company”), a global leader of expedition cruises and adventure travel experiences, announced today that it has signed an agreement with Norwegian shipbuilder and ship designer Ulstein to build a new polar vessel, expanding the line’s National Geographic polar fleet to four ships.

This state-of-the-art vessel will be the next phase of Lindblad’s fleet expansion following the launches of new builds National Geographic Quest in July 2017, National Geographic Venture in December 2018 and the scheduled delivery of National Geographic Endurance in Q1 2020.

The new ship is scheduled for delivery in late Q3 2021. Sister ship to National Geographic Endurance, the polar vessel will be fully stabilized with the highest ice class (PC5 Category A) of any purpose-built passenger vessel, and will feature Ulstein’s signature X-BOW®, a unique design that affords the smoothest, most comfortable ride imaginable, in all sea behavior, which results in greater fuel efficiency and fewer emissions, for reduced environmental impact.

“We are extremely excited to announce this next phase in our growth strategy. National Geographic Endurance, and the unique itineraries that it is able to facilitate given its superlative capabilities, has been met with considerable excitement from both our existing guest community and those new to Lindblad-National Geographic, and we are confident that its sister ship will garner the same level of enthusiasm in the market,” said Sven Lindblad, president and chief executive officer of Lindblad. “These two ships will represent a whole new level of capability in expedition cruising, in terms of the level of comfort they provide guests, the regions and itineraries they are able to travel to and their ability to act as platforms for science in some of the most remote and pristine parts of the world.”

Like its sister ship, the new vessel will accommodate 126 passengers in 69 spacious guest cabins and suites, and is being designed to connect guests to their environment and be the ultimate platform for exploration. With 75 percent of the cabins featuring balconies for private viewing, multiple observation decks inside and outside, and “observation wings,” the surrounding environs will always be accessible. Off-ship exploring will be greatly enhanced with an innovative Zodiac loading system that will allow everyone to get ashore quickly and safely, ensuring quick access to every destination. The ship’s complement of expedition tools for exploration will include kayaks, cross-country skis, a remotely operated vehicle, hydrophones, a video microscope, underwater video cameras and more to be announced in the coming months.

 “We are thrilled to announce the build of this exciting new ship,” said Nancy Schumacher, executive vice president, travel & tour operations, National Geographic Partners. “This is yet another example of our ongoing success and continued expansion of the National Geographic-Lindblad partnership. “

“We are very pleased that Lindblad, a global leader within expedition cruises, again has chosen Ulstein as designer and builder of their new expedition cruise vessel. We see this as a sign of confidence in all our employees, “ stated Gunvor Ulstein, CEO at Ulstein Group. “We have learned to know Lindblad as a highly competent and experienced customer and we look forward to continuing our good and constructive cooperation.“

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools. For more information visit us at www.expeditions.com or find us on Facebook, Twitter, Instagram, YouTube and Pinterest.

About National Geographic Partners LLC

National Geographic Partners LLC (NGP), a joint venture between National Geographic and 21st Century Fox, is committed to bringing the world premium science, adventure and exploration content across an unrivaled portfolio of media assets. NGP combines the global National Geographic television channels (National Geographic Channel, Nat Geo WILD, Nat Geo MUNDO, Nat Geo PEOPLE) with National Geographic’s media and consumer-oriented assets, including National Geographic magazines; National Geographic studios; related digital and social media platforms; books; maps; children’s media; and ancillary activities that include travel, global experiences and events, archival sales, licensing and ecommerce businesses. Furthering knowledge and understanding of our world has been the core purpose of National Geographic for 129 years, and now we are committed to going deeper, pushing boundaries, going further for our consumers … and reaching over 760 million people around the world in 172 countries and 43 languages every month as we do it. NGP returns 27 percent of our proceeds to the nonprofit National Geographic Society to fund work in the areas of science, exploration, conservation and education. For more information visit natgeotv.com or nationalgeographic.com, or find us on Facebook, Twitter, Instagram, YouTube, LinkedIn and Pinterest.

About Ulstein Group

ULSTEIN has 600 employees and is headquartered in Ulsteinvik, Norway. ULSTEIN delivers products and services within ship design, shipbuilding and equipment packages to the international market. In 2017, they celebrate their 100-year anniversary. Throughout a century they have created tomorrow’s solutions for sustainable marine operations together with their partners.

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